Exhibit 10.1

Name: Sylvia Metayer

SEPARATION AGREEMENT

The purpose of this Separation Agreement including Exhibit A and Exhibit B, referred to as the “Agreement”) is to set forth the terms of your separation from Houghton Mifflin Company (the “Company”). Payment of the Severance Benefits described below is contingent on your agreement to and compliance with the terms of this Agreement, as set forth below.

1. Separation of Employment. Your employment with the Company will end on July 31, 2005 (the “Separation Date”), which shall be treated as the termination of your employment for all purposes (including without limitation all benefit plans and agreements and all employment references) unless otherwise stipulated in this Separation Agreement. Your responsibilities for the Assessment Group prior to this Agreement have been reassigned. From the date of this Agreement through July 31, 2005, you will continue to provide Executive services to the Company as discussed, including representing the Company as a member of the board of directors of the SIIA and the MTF. You acknowledge that from and after July 31, 2005, you shall have no authority to, and shall not, represent yourself as an employee or agent of the Company or incur any expenses on the Company’s behalf without the Company’s express, prior approval.

2. Severance Benefits. In exchange for the promises and obligations set forth in this Agreement, and beginning as soon as practicable following your timely execution of this Agreement and the expiration of the rescission period described in Section 6 without your revocation, the Company will provide you with the following Severance Benefits:

(i) You are a participant in employee benefit plans and policies of general application. As of the Separation Date, you are entitled to receive the benefits of these plans and policies in accordance with their terms, as set forth in the statement, attached as Exhibit A, from James Kennedy, Vice President, Benefits.

(ii) The following individual agreements between you and the Company –- Employment letter dated September 19, 2002 (“Employment Agreement”), letter dated September 15, 2003, amending the Employment Agreement (“Compensation Agreement”), and letter agreement dated September 17, 2003, pertaining to enhanced severance terms and post employment restrictions (“Enhancement Agreement”) (collectively the “Three Agreements”)—shall continue in effect in accordance with their terms, except that the following terms supersede any inconsistent provisions of the Three Agreements:

(a)	The duration of severance pay to which you are entitled under section 3.(d) of the Enhancement Agreement will be reduced from 24 months to 21 months, commencing August 1, 2005, and further described in section 1 of Exhibit A.

(b)	The Enhancement Agreement is amended as follows:

The terms “Company” and “Affiliates” refer only to Houghton Mifflin Company (“Houghton Mifflin”), its operational divisions and subsidiaries. The term “employee” refers to any person in the employ of Houghton Mifflin, its operational divisions and subsidiaries.

The covenants in Paragraph 1(d)(i) shall only apply in the United States, and shall only apply to basal educational publishing in the K-12 market. However, during the Non-Competition Period, you will seek prior written approval to work for a direct competitor of any division or subsidiary of Houghton Mifflin not operating in basal educational publishing in the K-12 market in the United States, which approval shall not be unreasonably withheld.

During the Non-Competition Period, you will seek prior written approval to hire any Person who is or was employed by Houghton Mifflin, its operational divisions and its subsidiaries, at any time within the preceding six months, provided however that in the case of former employees who were involuntarily separated, such approval shall not be unreasonably withheld, and in the specific case of Jerome Lalin and Iwan Streichenberger, no post-employment restrictions shall apply.

(iii) You shall be entitled to receive a cash bonus payment of $120,000 in Q1 of 2006, in lieu of participation in the Company’s 2005 Management Incentive Plan as further described in section 1 of Exhibit A.

(iv) The options you hold under the Company’s 2003 Stock Option Plan, reflected in your Class A Option Certificate dated December 19, 2003, are hereby amended and restated as set forth in a new Class A Option Certificate approved by the Board of Directors of the Company on April 6, 2005, in the form attached as Exhibit B.

(v) You may retain your laptop computer.

3. Confidentiality. You expressly acknowledge and agree to the following:

(i) The confidentiality obligations you have pledged to the Company as set forth in section 1 of the Enhanced Agreement and as may additionally appear in the Three Agreements, are incorporated herein and shall survive the signing of this Agreement, and you hereby reaffirm your obligation to fully abide by said provisions.

(ii) All information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency except as required by law, except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency.

4. Future Cooperation. You agree that you will make yourself available to the Company either by telephone or, if the Company believes necessary, in person upon reasonable notice, to assist the Company in connection with any matter relating to services performed by you on behalf of the Company prior to the Separation Date. You further agree that you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees. The Company shall reimburse you for reasonable documented travel expenses incurred should your presence be required in person. Your cooperation in connection with such claims or actions shall include, without limitation, your being available to meet with the Company to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that for two years from the date you sign this Agreement, should you be contacted by any individual, or by any person representing such individual, who notifies you that he or she is in litigation adverse to Houghton Mifflin or is considering bringing a claim adverse to Houghton Mifflin, you will not discuss such litigation or such claim with that individual or his or her representative nor voluntarily assist such individual in bringing a claim against Houghton Mifflin. You will use your best efforts to notify Houghton Mifflin of such contact within five business days. This provision does not prevent you from having contact not related to assisting in the development of a claim against the Company.

5. Release of Claims.

(i) By signing this Agreement, you, on behalf of yourself, your agents, heirs, survivors, successors and assigns (“Executive’s Released Parties”), and Houghton Mifflin Company and its subsidiaries, divisions, affiliates, officers, directors, employees, agents, representatives, predecessors, successors and assigns (“Company’s Released Parties”), hereby mutually waive their respective rights to assert any and all forms of legal Claims of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date of execution of this Separation Agreement (“Execution Date”), against the other. With the sole and limited exceptions set forth below, for purposes of this Release of Claims (“Release”) the words “Claim” and “Claims” are intended to be as broad as the law allows and mean any and all charges, complaints and other forms of action against the Company, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company’s Released Parties or the Executive’s Released Parties, including, without limitation:

(a)	Claims under any state or federal discrimination fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Separation Date), including the Age Discrimination in Employment Act;

(b)	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Separation Date);

(c)	Claims under any state or federal common law theory; and

(d)	any other Claims arising under any other state or federal law.

(ii) You expressly acknowledge that, but for your agreement to this mutual Release, you would not be receiving the Severance Benefits being provided to you under the terms of this Agreement.

(iii) Notwithstanding the foregoing, excluded from the scope of this release of claims, are (a) any right to defense and/or indemnification that you have under the by-laws of Houghton Mifflin or the charter or by-laws of Houghton Mifflin Holdings, Inc., or under any existing written agreement with them or any of their Affiliates, or any policy of directors and officers liability insurance providing indemnification for you against third party claims, (b) any vested rights under any benefit plan of Houghton Mifflin (including without limitation the Houghton Mifflin Holdings, Inc. 2003 Deferred Compensation Plan) in which you were participating on the Separation Date, and (c) any rights to interpret or enforce this Agreement, and any rights related to payments to be made under the terms of this Agreement.

(iv) Supplemental Affirmation of Release. On or within five days following the Separation Date, in exchange for the Severance Benefits set forth above, you agree to execute the Supplemental Affirmation of Release attached hereto as Exhibit C.

6. ADEA Waiver Information/Rescission Period. It is the Company’s intent to make certain that you fully understand the provisions and effects of this Agreement, including the Release of Claims. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, and consistent with the provisions of the ADEA, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to The General Counsel at Houghton Mifflin Company. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you notify the General Counsel in writing of your decision to rescind.

7. No Compensation Owing. You agree that, with the exception of your wages through July 31, 2005, which shall be paid to you in accordance with Company policy and applicable law; deferred compensation, if payable, under the terms of the Houghton Mifflin Holdings, Inc. 2003 Deferred Compensation Plan; and reimbursement for approved business expenses incurred on behalf of the Company prior to July 31, 2005, which shall be paid to you in accordance with Company policy; you are not owed any compensation from the Company whatsoever, including but not limited to wages, commissions, holiday pay, vacation pay, severance pay, stock options, stock or bonuses (except as expressly set forth in Exhibit A and plans and agreements referred to therein).

8. Entire Agreement/Waiver/Choice of Law/Jury Waiver.

(i) You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company, except as set forth herein. No variations or modifications of this Agreement shall be deemed valid unless reduced to writing and signed by you and the Company.

(ii) The failure of you or the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of your or the Company’s right to seek enforcement of such provision in the future.

(iii) This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.

(iv) Both parties hereby agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, or by mutual agreement by arbitration in accordance with the national employment rules, and under the administration of the American Arbitration Association, and both parties further acknowledge that venue for such actions shall lie exclusively in Massachusetts.

(v) The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

9. Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

To accept the terms of this Agreement, please sign, date and return the enclosed copy of this Agreement to your Human Resources Representative at Houghton Mifflin Company within twenty-one (21) days.

Houghton Mifflin Company		Confirmed, Agreed and Acknowledged:

By:	/s/ Paul D. Weaver	Sylvia Metayer
Printed Name

Dated: May 17, 2005

/s/ Sylvia Metayer
Signature

Dated: May 17, 2006

SEPARATION AGREEMENT

EXHIBIT A

MEMORANDUM

TO:	Sylvia Metayer
FROM:	James F. Kennedy, Corporate Vice President
DATE:	April 8, 2005
SUBJECT:	Payments and Benefits at Separation from Houghton Mifflin Company

You will separate from service on, and receive your regular salary through, July 31, 2005. You are also eligible to receive the following payments and benefits.

1. With the Execution of a Release

Salary Continuation

In accordance with Section 3.(d) of your Enhancement Agreement, as amended, you will receive twenty-one months of salary continuation, from August 1, 2005 through April 30, 2007, at your current salary of $400,000 per year. These payments (totaling $699,999.93 in the aggregate) will be made by the Payroll Department on the normal salary payment dates; payments are currently made monthly on the 12th day of each month (or, if that date falls on a weekend, on the preceding business day), but the Company intends to convert all employees to a bi-weekly payment schedule on or about September 2005. Taxes will be withheld from these payments in accordance with, and to the extent required by, applicable tax laws; the net payments after taxes will be deposited directly to your United States bank account. With respect to these amounts, no acceleration or change in the time or form of payment shall be permitted, and the Company shall not set aside outside of the United States any assets to fund the payments or otherwise fund them.

Management Incentive Payment for 2005

You will receive a payment of $120,000 representing (i) your Target bonus under the 2005 Management Incentive Plan, (ii) prorated to reflect a six-month period of employment in 2005. This payment will be paid at the same time in 2006 that payments are made to other employees covered under the Plan, which we expect to be in March 2006; applicable taxes will be withheld.

Medical, Dental, and Vision Insurance

You are enrolled in the Blue Care Elect PPO medical plan, the Aetna PPO dental plan, and the Vision Service Plan vision plan, and you have elected Family coverage. Your coverages will continue through July 31, 2005, the end of the month of your separation from service. If you elect COBRA continuation, your coverages will continue through April 30, 2007 at the active employee contribution rates. You will receive COBRA election information from CobraServ at a later date.

You must elect COBRA continuation to continue your medical, dental and vision coverage; the premiums will not be taken from your separation payment. Furthermore, your election of coverage will not be communicated to the health plans until we have been notified by CobraServ of receipt of your first premium payment.

Relocation Costs

You will be eligible for the normal benefits provided under the Company’s Executive Relocation Policy as it would apply for your move back to France, provided such move occurs no later than December 31, 2005. Provided that all required documentation of the costs of such move is submitted to the Company no later than December 31, 2005, all benefits to which you are so entitled shall be paid no later than March 1, 2006.

Tax Advice and Tax Return Preparation Costs

The Company will reimburse you for up to $10,000 of the costs that you incur for tax advice and tax return preparation for 2004 and 2005. Provided that all required documentation of such costs is submitted to the Company no later than December 31, 2005, all reimbursements to which you are so entitled shall be paid no later than March 1, 2006.

2. Without a Release

Medical, Dental, and Vision Insurance

Your medical, dental and vision coverages will automatically continue through July 31, 2005. If you elect COBRA continuation, your coverages will continue through April 30, 2007 at 102% of the full cost.

With or Without a Release

Deferred Compensation Plan Distribution

Effective July 31, 2005, you shall be deemed to be a terminated participant in the Houghton Mifflin Holdings, Inc. 2003 Deferred Compensation Plan. As soon as administratively practicable following your separation date, but in no event later than September 30, 2005, you will receive a distribution of Common Shares based on the Stock Units credited to your Stock Subaccount under the Plan at July 31, 2005, and at that time you will cease to be a participant in the Plan. You will also receive an explanation of the distribution, its tax implications, and the applicable tax withholdings.

Life Insurance

You are covered under an Executive Life Insurance policy issued in your name, and the Company will continue to pay the premiums on that policy through July 31, 2005. You may elect to continue the policy beyond that date by paying the premiums to Pacific Life Insurance Company yourself.

Retirement Plan

You have been a participant in the Retirement Plan. The Company’s contributions to your Retirement Plan account will continue through July 31, 2005. You are fully vested in the Retirement Plan, and you will receive information from the Retirement Service Center on the options available to you for the distribution of your account balance.

Supplemental Executive Retirement Plan

You have been a participant in the Supplemental Executive Retirement Plan. Your benefits under the Plan reflect your prior service with Vivendi Universal Publishing, and you will continue to accrue benefits under the Plan through July 31, 2005. Effective July 31, 2005, you shall be deemed to be a terminated participant in the Plan. You are fully vested in the Plan, and you will receive information from the Retirement Service Center on the procedures to follow to obtain the distribution of your benefits; provided that you complete and return the required materials to the Service Center by July 31, 2005, the full distribution of your benefits will be made by September 30, 2005, and at that time you will cease to be a participant in the Plan.

SEPARATION AGREEMENT

EXHIBIT B

CLASS A OPTION CERTIFICATE

Optionee: Sylvia Metayer

This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in the Stockholders Agreement among Houghton Mifflin Holdings, Inc., Houghton Mifflin Company, and certain other investors, dated as of December 30, 2002, as amended from time to time (the “Stockholders Agreement”) (this Option and any securities issued upon exercise of this Option constitute Management Shares as defined therein).

HOUGHTON MIFFLIN HOLDINGS, INC.

STOCK OPTION

CLASS A OPTION CERTIFICATE

This stock option (the “Agreement”) is granted by Houghton Mifflin Holdings, Inc., a Delaware corporation (“Holdings”), to the Optionee, pursuant to Holdings’ 2003 Stock Option Plan, as amended from time to time (the “Plan”).

Whereas, the Optionee will be ending her employment with Holdings and its subsidiaries as of July 31, 2005; and

Whereas, this Agreement amends and restates in its entirety the option certificate and agreement previously issued by Holdings to the Optionee in connection with the option granted on July 1, 2003 (the “Grant Date”); and

Whereas, the option certificate previously issued to the Optionee is superseded in all respects by this Agreement.

1. Grant of Option. This certificate evidences the grant by Holdings on the Grant Date to the Optionee of an option to purchase (the “Option”), in whole or in part, on the terms provided herein and in the Plan, the following shares of Class A-10 Common Stock of Holdings as set forth below in the following prices per share.

(a) 1,174 shares of Class A-10 Common Stock of Holdings, par value $.001 per share, at $100.00 per share (the “Tranche 1 Options”);

(b) 1,174 shares of Class A-10 Common Stock of Holdings, par value $.001 per share, at $100.00 per share (the “Tranche 2 Options”); and

(c) 1,174 shares of Class A-10 Common Stock of Holdings, par value $.001 per share, at $100.00 per share (the “Tranche 3 Options” and together with the Tranche 1 Options and Tranche 2 Options, the “Options”).

The Option evidenced by this certificate is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”).

2. Vesting.

(a) The Tranche 1 Options are fully vested and exercisable as of the date hereof.

(b) The Tranche 2 Options are eligible to vest as of the date hereof and shall vest and become exercisable upon the earlier of (i) a Tranche 2 Vesting Event or (ii) the seventh anniversary of the Grant Date.

(c) The Tranche 3 Options are eligible to vest as of the date hereof and shall vest and become exercisable upon the earlier of (i) a Tranche 3 Vesting Event or (ii) the seventh anniversary of the Grant Date.

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth (10th) anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. Notwithstanding Section 8(b)(1) of the Plan, in the event that the Optionee’s employment is terminated for any reason other than by the Company for Cause, vested options (determined in accordance with Section 2) shall remain exercisable until July 1, 2006, at which time, any unexercised Options shall be forfeited automatically.

4. Forfeiture. Notwithstanding Sections 8(a) and 8(b)(2) of the Plan, the Tranche 2 Options or Tranche 3 Options which are eligible to vest (the “Eligible Options”) as of the date on which the Optionee’s employment with the Company or its Subsidiaries is terminated for any reason other than by the Company for Cause shall not be forfeited upon such termination, and shall continue to be eligible to vest upon the occurrence of a Tranche 2 Vesting Event or Tranche 3 Vesting Event, as applicable, until July 1, 2006. All Eligible Options that have not vested prior to such date by virtue of the occurrence of a Tranche 2 Vesting Event or a Tranche 3 Vesting Event, as applicable, and all vested options which are not yet exercised prior to such date will terminate automatically

5. Representations and Warranties of Optionee.

Optionee represents and warrants that:

(a) Authorization. Optionee has full legal capacity, power, and authority to execute and deliver this Agreement and to perform Optionee's obligations hereunder. This Agreement has been duly executed and delivered by Optionee and is the legal, valid, and binding obligation of Optionee enforceable against Optionee in accordance with the terms hereof.

(b) No Conflicts. The execution, delivery, and performance by Optionee of this Agreement and the consummation by Optionee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which Optionee is subject, (ii) violate any order, judgment or decree applicable to Optionee, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which Optionee is a party or by which Optionee is bound.

(c) No Other Agreements. Except as provided by this Agreement, the Stockholders Agreement and the Plan, Optionee is not a party to or subject to any agreement or arrangement with respect to the voting or transfer of this Option or the shares of common stock issued upon exercise hereof.

(d) Thorough Review, etc. Optionee has thoroughly reviewed the Plan and this Agreement in their entirety. Optionee has had an opportunity to obtain the advice of counsel (other than counsel to Holdings, Houghton Mifflin Company or their Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

6. Other Agreements. Optionee acknowledges and agrees that the shares received upon exercise of this Option shall be subject to the Stockholders Agreement and the transfer and other restrictions, rights, and obligations set forth therein, and Optionee further acknowledges that, as a condition to receiving this Option, Optionee must execute, join and become party to the Stockholders Agreement as a Manager (as such term is defined in the Stockholders Agreement).

7. Legends. Certificates evidencing any shares issued upon exercise of the Option granted hereby may bear the following legends, in addition to any legends which may be required by the Stockholders Agreement:

“The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the “Act”), and may not be sold, assigned, pledged, or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required.”

8. Withholding. No shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to Holdings an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to Holdings with respect to such taxes.

9. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee's lifetime only by the Optionee.

10. Status Change. Upon the termination of the Optionee's employment with, or other service to, Holdings or its Subsidiaries, this Option shall continue or terminate, as and to the extent provided in the Plan, excerpt as provided in Sections 3 and 4 above.

11. Effect on Employment. Neither the grant of this Option, nor the issuance of shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of Holdings, Houghton Mifflin Company or their Affiliates, affect the right of Holdings, Houghton Mifflin Company or their Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her employment at any time.

12. Indemnity. Optionee hereby indemnifies and agrees to hold Holdings harmless from and against all losses, damages, liabilities and expenses (including without limitation reasonable attorneys fees and charges) resulting from any breach of any representation, warranty, or agreement of Optionee in this Agreement or any misrepresentation of Optionee in this Agreement.

13. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Optionee. By exercising all or any part of this Stock Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan, the terms of this Option shall control.

14. Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the Stockholders Agreement, and, as used herein, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Cash Value” shall mean in the case of cash the actual amount of such cash, and in the case of Publicly Traded Securities, the closing price of such Publicly Traded Securities on the day of the closing of the Sale Transaction, or if such day is a weekend or holiday, the closing price of the Publicly Traded Security on the most recent full trading day on the exchange or market on which the Publicly Traded Securities are traded or quoted. The closing price of a Publicly Traded Security for any day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in each case (i) on the principal national securities exchange on which the Publicly Traded Securities are listed or to which the Publicly Traded Securities are admitted to trading, or (ii) if the Publicly Traded Securities are not listed or admitted to trading on a national securities exchange, on the Nasdaq National Market or any comparable system, as applicable.

“Consideration” shall mean cash and/or Publicly Traded Securities.

“Equity Purchase Price” shall mean $619,837,151.

“Initial Public Offering” shall mean the occurrence of each of (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering the common stock of Holdings, and (ii) the completion of a sale of such common stock thereunder, which sale results in (x) Holdings becoming a reporting company under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and (y) such Common Stock being traded on the New York Stock Exchange (“NYSE”) or the American Stock Exchange, or being quoted on the Nasdaq Stock Market or being traded or quoted on any other national stock exchange or securities system.

“Market Value” shall mean with respect to any security publicly traded on a national exchange or the Nasdaq National Market or any comparable system, the number of shares of such securities multiplied by the average of the daily closing prices for 20 consecutive trading days ending on the last full trading day on the exchange or market on which Holdings’ Capital Stock is traded or quoted. The closing price for any day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in each case (i) on the principal national securities exchange on which the shares of Common Stock are listed or to which such shares are admitted to trading, or (ii) if the Common Stock is not listed or admitted to trading on a national securities exchange, on the Nasdaq National Market or any comparable system, as applicable.

“Option Shares” shall mean, from time to time, the aggregate number of (i) shares of Class A-10 Common Stock that are then the subject of vested Options under the Plan and (ii) shares of Class A–10 Common Stock that are then outstanding as the result of the exercise of Options under the Plan (equitably adjusted to take account of any stock dividend or other similar distribution (whether in the form of stock or other securities or other property), stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects Holdings’ capital stock occurring after the date of issuance).

“Original Investor Shares” shall mean the Investor Shares originally issued to Financière Versailles S.a.r.l., a Luxembourg corporation (“Luxco”), at the Closing and distributed by Luxco to the Investors (equitably adjusted to take account of any stock dividend or other similar distribution (whether in the form of stock or other securities or other property), stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects Holdings’ capital stock occurring after the date of issuance).

“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

“Publicly Traded Securities” shall mean any security that is traded on the New York Stock Exchange, American Stock Exchange or the Nasdaq National Market.

“Sale Transaction” shall mean: (i) any change in the ownership of the capital stock of the Company (whether by way of sale of stock, merger, or otherwise) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board, or (ii) a sale or transfer of all or substantially all of the Company’s assets.

“Tranche 2 Vesting Event” shall mean (i) a Sale Transaction in which the Cash Value of the net Consideration from such Sale Transaction with respect to Original Investor Shares and Option Shares plus all other net Consideration paid with respect to the Original Investor Shares and Option Shares pursuant to any previous transaction(s) and/or cash dividend(s) of Holdings equals or exceeds two times (2x) the Equity Purchase Price, (ii) an Initial Public Offering in which the sum of (x) the product of initial public offering price multiplied by the number of Original Investor Shares and Option Shares plus (y) the aggregate amount of any net Consideration paid with respect to the Original Investor Shares and Option Shares pursuant to any previous transaction(s) and/or Holdings cash dividend(s), equals or exceeds two times (2x) the Equity Purchase Price, or (iii) the first day after the Initial Public Offering on which the sum of (x) the Market Value of the Original Investor Shares and the Option Shares plus (y) the aggregate amount of any net Consideration paid with respect to the Original Investor Shares and Option Shares pursuant to any previous transaction(s) and/or Holdings cash dividend(s), equals or exceeds two times (2x) the Equity Purchase Price. For the purposes of this definition references to any “cash dividend(s)” shall include, without limitation, the dividend paid by Holdings on or about October 3, 2003 to the holders of its Class L Common Stock.

“Tranche 3 Vesting Event” shall mean (i) a Sale Transaction in which the Cash Value of the net Consideration from such Sale Transaction with respect to Original Investor Shares and Option Shares plus all other net Consideration paid with respect to the Original Investor Shares and Option Shares pursuant to any previous transaction(s) and/or cash dividend(s) of Holdings equals or exceeds three times (3x) the Equity Purchase Price, (ii) an Initial Public Offering in which the sum of (x) the product of initial public offering price multiplied by the number of Original Investor Shares and Option Shares plus (y) the aggregate amount of any net Consideration paid with respect to the Original Investor Shares and Option Shares pursuant to any previous transaction(s) and/or Holdings cash dividend(s), equals or exceeds three times (3x) the Equity Purchase Price, or (iii) the first day after the Initial Public Offering on which the sum of (x) the Market Value of the Original Investor Shares and the Option Shares plus (y) the aggregate amount of any net Consideration paid with respect to the Original Investor Shares and Option Shares pursuant to any previous transaction(s) and/or Holdings cash dividend(s), equals or exceeds three times (3x) the Equity Purchase Price. For the purposes of this definition references to any “cash dividend(s)” shall include, without limitation, the dividend paid by Holdings on or about October 3, 2003 to the holders of its Class L Common Stock.

15. General. For purposes of this Option and any determinations to be made by the Board of Directors of Holdings hereunder, the determinations by the Board of Directors of Holdings shall be binding upon the Optionee and any transferee.

IN WITNESS WHEREOF, Holdings has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

HOUGHTON MIFFLIN HOLDINGS, INC.

By:
Name:
Title:

Dated: May , 2005

Acknowledged and Agreed

Sylvia Metayer

SEPARATION AGREEMENT

EXHIBIT C

AFFIRMATION OF RELEASE

I hereby affirm the Release of Claims covenant previously signed by me as part of a Separation Agreement, and acknowledge the validity and enforceability of that Release of Claims as if it were signed on this date. I specifically acknowledge that the Separation Agreement I previously signed constitutes a valid Release of Claims up through the execution date of that Separation Agreement and that Release of Claims remains valid whether or not I sign this Affirmation, but acknowledge that my receipt of the Severance Benefits provided for in Section 2 of the Agreement is contingent upon my signing this Affirmation.

Confirmed, Agreed and Acknowledged:

Name:	Sylvia Metayer

Signature:

Dated: